Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	November 28, 2011
Brenda A. Blake, ext. 3202

UGI and AmeriGas to Re-file Hart-Scott-Rodino Act Notification For Proposed Acquisition by AmeriGas Partners of the Propane Operations of Energy Transfer Partners

Valley Forge, Pa, November 28 – UGI Corporation (NYSE: UGI) and its wholly-owned subsidiary AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”) announced today that UGI has voluntarily withdrawn and will re-file the notification and report form filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) in connection with the proposed acquisition by AmeriGas Partners of the propane operations of Energy Transfer Partners, L.P. (NYSE: ETP) (“Energy Transfer”). UGI, the ultimate parent of AmeriGas Partners for HSR Act purposes, originally filed its required notification and report form under the HSR Act on October 28, 2011, and plans to re-file this submission on November 30, 2011 in order to begin a new waiting period under the HSR Act and to provide the Federal Trade Commission (“FTC”) additional time to review AmeriGas’s proposed acquisition of Energy Transfer’s propane operations. Upon re-filing of the HSR notification and report form, the FTC will have an additional 30-day period in which to determine whether to close its investigation or issue a request for additional information and documentary material, commonly referred to as a “second request.” AmeriGas Partners and Energy Transfer have been working cooperatively with the FTC as it conducts its review of the proposed transaction, and are committed to continuing to do so.

As previously announced on October 17, 2011, AmeriGas Partners and Energy Transfer reached a definitive agreement for AmeriGas Partners to acquire the propane operations of Energy Transfer for total consideration of approximately $2.9 billion, including $1.5 billion in cash, approximately $1.3 billion in AmeriGas common units, and the assumption of approximately $71 million in debt.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation, through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-21 ### 11/28/11